Exhibit 3.9

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          FOR NEVADA PROFIT CORPORATION
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: GameZnFlix, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 3 is amended to read as follows:

The total number of shares of all classes which the Corporation shall have authority to issue is Five Billion One Hundred Ten Million (5,110,000,000), consisting of Five Billion (5,000,000,000) shares of common stock, par value of $0.001 per share, One Hundred Million (100,000,000) shares of Series B common stock, par value of $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value of $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 20,952,342 (61.39%)* 4.

Effective date of filing (optional):
                 (must not be later than 90 days after the certificate is filed)


5. Officer Signature (required):           /s/ John Fleming
                                           -------------------------------------
                                           John Fleming, Chief Executive Officer


December 10, 2007.